Exhibit 99.1

Industrial Services of America, Inc.
Announces First Quarter 2013 Results

LOUISVILLE, KY. (May 15, 2013) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced financial results for the first quarter ended March 31, 2013.

Revenue for the first quarter of 2013 was $34.8 million compared with $61.7 million in the first quarter of 2012. Net loss for the first quarter of 2013 was $(114.8) thousand, or $(0.02) on a per diluted share basis, compared with a net income of $8.5 thousand, or break-even on a per diluted share basis, for the comparable period in 2012.

Key Highlights

•	The Company was in compliance with all bank covenants as of March 31, 2013;

•	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") for the quarter ended March 31, 2013 was $1.3 million;

•	Current ratio at March 31, 2013 was 2.9 to 1; and

•	Working capital as of March 31, 2013 was $23.2 million.

The Company entered into a Management Services Agreement with Blue Equity, LLC ("Blue Equity") effective April 1, 2013. Under this arrangement, Blue Equity is providing the Company with day-to-day senior executive level operating management supervisory services. Blue Equity will also provide business, financial, and organizational strategy and consulting services, as the Company's Board of Directors may reasonably request from time to time.

On May 7, 2013, the Board of Directors appointed Jonathan S. Blue, age 46, to the positions of director and Chief Executive Officer. The Board of Directors and Mr. Blue continue to negotiate the terms and conditions of Mr. Blue's service as a director and Chief Executive Officer, and Mr. Blue has not yet accepted either position. The Company expects to file an amendment to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2013 when those negotiations are completed.

ISA's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

Industrial Services of America, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	THREE MONTHS ENDED
	March 31, 2013	March 31, 2012

Revenue from services	$945,443	$1,284,581
Revenue from product sales	33,812,227	60,393,731
Total revenue	34,757,670	61,678,312

Cost of goods sold for services	882,582	1,193,223
Cost of goods sold for product sales	31,835,126	56,981,693
Total cost of goods sold	32,717,708	58,174,916

Provision for employee terminations and severances	—	211,323
Other selling, general and administrative expense	2,447,503	2,760,684
Total selling, general and administrative expense	2,447,503	2,972,007

(Loss) income before other income (expense)	(407,541)	531,389

Other income (expense)
Interest expense	(459,195)	(538,754)
Interest income	1,102	3,183
Gain on sale of assets	17,202	18,658
Gain on lawsuit settlement	625,333	—
Other income (loss)	8,546	(258)
	192,988	(517,171)

(Loss) income before income taxes	(214,553)	14,218

Income tax (benefit) provision	(99,793)	5,687

Net (loss) income	$(114,760)	$8,531

Basic loss per share	$(0.02)	$—
Diluted loss per share	$(0.02)	$—

Weighted shares outstanding:
Basic:	6,944,267	6,940,517
Diluted:	6,944,267	6,964,127

INDUSTRIAL SERVICES OF AMERICA, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months ended
	March 31,
	2013	2012

Net (loss) income	$(114,760)	$8,531
Interest expense	459,195	538,754
Income tax (benefit) provision	(99,793)	5,687
Depreciation	859,263	931,797
Amortization	182,333	187,500
EBITDA (1)	$1,286,238	$1,672,269

(1) EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville, Kentucky
Alan Gildenberg, 502-366-3452, http://www.isa-inc.com/.